EXHIBIT 21

SUBSIDIARIES OF CENTRUS ENERGY CORP.

Name of Subsidiary	State of Incorporation

United States Enrichment Corporation	Delaware
American Centrifuge Holdings LLC	Delaware
American Centrifuge Operating LLC (indirect subsidiary)	Delaware